EXHIBIT 99.1

News Release

Contact: Corporate Communications

Houston: 713.324.5080

Email: corpcomm@coair.com

News archive: continental.com/company/news/ Address: P.O. Box 4607, Houston, TX 77210-4607

CONTINENTAL AIRLINES ANNOUNCES THIRD QUARTER PROFIT

Achieves profit despite record high jet fuel prices and impact of Hurricanes Katrina and Rita

HOUSTON, Oct. 18, 2005 -- Continental Airlines (NYSE: CAL) today reported third quarter 2005 net income of $61 million or $0.80 diluted earnings per share, including a $3 million net special charge. Excluding the net special charge, Continental recorded net income of $64 million ($0.83 diluted earnings per share) which compares favorably to the First Call mean estimate of $0.27 earnings per share.

Operating income of $109 million for the third quarter 2005 was an $87 million improvement over the third quarter 2004, primarily due to significant revenue improvements and savings from pay and benefit reductions.

The record high cost of jet fuel continues to adversely affect the company's financial results. In the third quarter, Continental's mainline fuel expense totaled $684 million, up 65.2 percent over the same period last year. Fuel expense is now Continental's single largest expense item. In the week following Hurricane Rita, the price per barrel of Gulf Coast jet fuel increased nearly $32, closing at a then-record $124.36 per barrel on Sept. 28.

Hurricanes Katrina and Rita adversely impacted Continental's operations. Rita forced the carrier to suspend service for 36 hours at its largest hub, Houston's Bush Intercontinental Airport, costing the company an estimated $25 million in the third quarter.

"My co-workers did an incredible job to overcome tremendous challenges posed by Hurricanes Katrina and Rita," said Larry Kellner, chairman and chief executive officer. "Continental continues to grow and outdistance its competitors because of my co-workers' economic sacrifices, teamwork and tireless dedication."

Third Quarter Revenue and Capacity

Third quarter passenger revenue was a record $2.8 billion, up 15.3 percent over the same period in 2004, on a 7.0 percent increase in passengers and a consolidated yield increase of 5.6 percent year-over-year.  Improvements in revenue were largely the result of continued expansion into international markets and higher fares, as the company tries to recoup increased jet fuel costs. Total revenue for the quarter exceeded $3 billion, also a record.

Consolidated revenue passenger miles (RPMs) were up 9.2 percent on an 8.8 percent capacity increase over the same period in 2004. As a result, consolidated load factor increased 0.4 points to 81.1 percent for the third quarter 2005 compared to the third quarter 2004.

Consolidated passenger revenue per available seat mile (RASM) for the quarter increased 6.0 percent year-over-year.

Mainline traffic (RPMs) increased 8.1 percent compared to the third quarter 2004 on a capacity increase of 7.9 percent. Mainline load factor was 81.7 percent, up 0.2 points from the third quarter 2004. Continental's third quarter mainline yield was up 5.5 percent year-over-year.

During the quarter, Continental continued to achieve domestic length-of-haul adjusted yield and passenger RASM premiums to the industry. Passenger revenue for the third quarter 2005 and period to period comparisons of related statistics by geographic region for the company's mainline and regional operations are as follows:

Percentage Increase (Decrease) in

Passenger Third Quarter 2005 vs. Third Quarter 2004

Revenue Passenger

(in millions) Revenue RASM ASMs

Domestic $ 1,217 7.6% 5.3% 2.1%

Transatlantic 545 25.7% 9.1% 15.2%

Latin America 285 12.7% 6.7% 5.6%

Pacific 222 30.1% (0.6)% 30.9%

Total Mainline $ 2,269 14.1% 5.6% 7.9%

Regional $ 491 21.4% 5.2% 15.5%

Consolidated $ 2,760 15.3% 6.0% 8.8%

The airline industry continues to suffer from the relentless burden of excessive government fees and non-income related taxes. Despite record high fuel prices, the commercial aviation industry is still burdened by a fuel tax surcharge on each gallon of jet fuel it buys. In the third quarter of 2005, Continental incurred $315 million in fees and non-income related taxes charged on passenger tickets by various governmental entities. These fees and taxes were equivalent to approximately half of total pay and benefit costs for the quarter.

Operational Accomplishments

Despite severe weather, including the two hurricanes that pounded the Gulf Coast resulting in the cancellation of 1,272 mainline flights, Continental recorded a U.S. Department of Transportation on-time arrival rate of 74.7 percent and a systemwide mainline completion factor of 98.8 percent during the quarter.

"Continental's employees again delivered a great product and solid operational results, in spite of the two hurricanes that affected the Gulf Coast in the third quarter," said Jeff Smisek, Continental's president. "Although times are tough, my co-workers are working together to make sure that our airline not only survives, but that it prospers once again."

Continental and its employees worked together to handle the many challenges posed by the hurricanes. The company helped to evacuate New Orleans and Houston by increasing access to lower fares in the days immediately preceding and following the storms and waiving change fees for travelers. Following Hurricane Katrina, thousands of employees volunteered to staff shelters and donate needed supplies including luggage, clothing and pet crates. With Rita, Continental employees, including hundreds that flew in from other cities, worked until hours before the hurricane's arrival to ensure that passengers were not stranded in the airports. Others worked through the storm to ensure that flight operations at Houston quickly resumed when the airport re-opened.

During the quarter, Continental began mediation with its flight attendants in an effort to reach an agreement for pay and benefit reductions and work rule changes. In addition, the company's field service employees rejected representation sought by the Transport Workers Union of America.

Continental generated record sales volume at continental.com in the third quarter, setting a single-day sales record of $9.5 million on Sept. 1, and growing 43 percent compared to the third quarter 2004. The company's Web site achieved record sales volume of $2.2 billion for the most recent 12-month period ending Sept. 30.

Continental continued its international expansion in the third quarter, beginning daily nonstop service between its Houston hub and Cali, Colombia. The carrier will begin daily nonstop service between New York/Liberty and Delhi, India on Nov. 1. Continental also recently received preliminary government approval to fly to Buenos Aires, Argentina, from its Houston hub.

Third Quarter Financial Results

Continental's mainline cost per available seat mile (CASM) for the third quarter 2005 increased 3.0 percent compared to the same period last year, primarily due to record high fuel prices. Holding fuel rate constant and excluding special charges, CASM decreased 7.0 percent compared to the third quarter 2004, primarily as a result of pay and benefit reductions and work rule changes that began in April and previously implemented cost saving initiatives.

"We're making good progress to contain controllable costs," said Jeff Misner, executive vice president and chief financial officer. "Although fuel costs continue to plague us, we ended the quarter with a strong cash balance."

Continental ended the third quarter with $1.92 billion in unrestricted cash and short-term investments. Although revenue trends have been improving, the company still expects to incur a significant loss in the fourth quarter and for the full year 2005.

In July, Continental contributed $40 million cash to its defined benefit pension plans. The company subsequently contributed an additional $84 million cash to its plans ($19 million in September and $65 million in October), bringing its year-to-date pension contributions to $304 million and meeting its pension contribution requirements for 2005.

Taking into consideration the expected fourth quarter loss, $356 million of debt and capital lease principal payments due in the fourth quarter of 2005 and the $65 million cash pension contribution Continental made in October 2005, the company currently expects that its unrestricted cash and short-term investments balance as of Dec. 31, 2005 will be approximately $1.4 billion, not including any fourth quarter capital market transactions or other financings, except for previously announced aircraft financing transactions.

Continental also believes that under current conditions, absent adverse factors outside of its control, such as additional terrorist attacks, hostilities involving the United States, a further delay in the restart of the Gulf Coast refineries or further significant increases in crude oil prices, its existing liquidity and projected 2006 cash flows will be sufficient to fund current operations and other financial obligations through 2006.

During the third quarter, Continental ordered two additional new Boeing 777-200ER widebody airplanes, with backstop financing provided by The Boeing Company. The aircraft are scheduled for delivery during the first quarter of 2007 and will serve the most profitable segment of today's aviation market - long-haul international routes.

Continental took delivery of four new Boeing 737-800s and three used Boeing 757-300s during the third quarter and expects to take delivery of three new Boeing 737-800s and three used Boeing 757-300s during the remainder of the year.

Continental recorded a net special charge of $3 million in the third quarter, consisting of an $18 million non-cash settlement charge related to lump-sum distributions from the frozen pilot defined benefit pension plan, and a $15 million reversal of previously recorded expense related to permanently grounded aircraft following negotiated settlements with the aircraft lessors in an improving aircraft market.

Corporate Background

Continental Airlines is the world's sixth-largest airline. Continental, together with Continental Express and Continental Connection, has more than 3,000 daily departures throughout the Americas, Europe and Asia, serving 151 domestic and 133 international destinations, more than any other carrier in the world. More than 400 additional points are served via SkyTeam alliance airlines, which include Aeromexico, Air France/KLM, Alitalia, CSA Czech Airlines, Delta Air Lines, Korean Air and Northwest Airlines.  With over 42,000 employees, Continental has hubs serving New York, Houston, Cleveland and Guam, and together with Continental Express, carries approximately 60 million passengers per year. Continental consistently earns awards and critical acclaim for both its operation and its corporate culture.

For the second consecutive year, FORTUNE magazine named Continental the No. 1 Most Admired Global Airline on its 2005 list of Most Admired Global Companies. Continental was also included in the publication's annual "Top 50" list, which ranks all companies, across a wide variety of industries, that appear in the Global Most Admired Companies issue. Continental again won major awards at the 2005 OAG Airline of the Year Awards including "Airline of the Year" and "Best Airline Based in North America" for the second consecutive year, and "Best Executive/Business Class" for the third consecutive year. For more company information, visit continental.com.

Continental Airlines will conduct a regular quarterly telephone briefing to discuss these results and the company's financial and operating outlook with the financial community and news media at 9:30 a.m. CT/10:30 a.m. ET on Oct. 19, 2005. To listen to a live broadcast of this briefing, go to continental.com/company.

This press release contains forward-looking statements that are not limited to historical facts, but reflect the company's current beliefs, expectations or intentions regarding future events. All forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. For examples of such risks and uncertainties, please see the risk factors set forth in the company's 2004 10-K/A and its other securities filings, including any amendments thereto, which identify important matters such as the consequences of its significant financial losses and high leverage, terrorist attacks, domestic and international economic conditions, the significant cost of aircraft fuel, labor costs, competition, and industry conditions, including the demand for air travel, the airline pricing environment and industry capacity decisions, regulatory matters and the seasonal nature of the airline business. In addition to the foregoing risks, there can be no assurance that the company will be able to obtain the needed pay and benefit reductions from its flight attendants or that the ratified agreements and the pay and benefit reductions and work rule changes from other work groups will enable the company to achieve the cost reductions expected, which will depend, upon other matters, on timely and effective implementation of new work rules, actual productivity improvement, employee attrition, technology implementation, our level of business activity, relations with employees generally and the ultimate accuracy of certain assumptions on which our cost savings are based. The company undertakes no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date of this press release.

-tables attached-

CONTINENTAL AIRLINES, INC. AND SUBSIDIARIES

FINANCIAL SUMMARY

(In millions, except per share data) (Unaudited)
	Three Months Ended September 30,		% Increase/ (Decrease)
	2005	2004
Operating Revenue:
Passenger (excluding fees and taxes of $315 and $280)	$2,760	$2,393	15.3%
Cargo, mail and other	241	209	15.3%
	3,001	2,602	15.3%
Operating Expenses:
Aircraft fuel and related taxes	684	414	65.2%
Wages, salaries and related costs	646	703	(8.1)%
ExpressJet capacity purchase, net	406	347	17.0%
Aircraft rentals	234	224	4.5%
Landing fees and other rentals	182	171	6.4%
Distribution costs	154	139	10.8%
Maintenance, materials and repairs	116	107	8.4%
Depreciation and amortization	97	104	(6.7)%
Passenger services	91	84	8.3%
Special charges (a)	3	22	NM
Other	279	265	5.3%
	2,892	2,580	12.1%

Operating Income	109	22	395.5%

Nonoperating Income (Expense):
Interest expense	(106)	(97)	9.3%
Interest capitalized	4	3	33.3%
Interest income	21	8	162.5%
Income from affiliates	27	29	(6.9)%
Other, net	6	17	(64.7)%
	(48)	(40)	20.0%

Income (Loss) before Income Taxes	61	(18)	NM
Income Tax Benefit (Expense) (b)	-	-	-

Net Income (Loss)	$ 61	$ (18)	NM

Earnings (Loss) per Share:
Basic	$ 0.91	$(0.28)	NM
Diluted	$ 0.80	$(0.29)	NM

Shares used for Computation:
Basic	67.0	66.3	1.1%
Diluted	81.9	66.3	23.5%

  During the third quarter of 2005, the Company recorded a settlement charge of $18 million related to lump-sum distributions from the frozen pilot defined pension plan and a $15 million reversal of previously recorded expense related to permanently grounded aircraft for a net special charge of $3 million. The Company recorded $22 million of special charges during the third quarter 2004 primarily related to the retirement of three leased MD-80 aircraft.
  During the first quarter of 2004, due to continued losses, the Company was required to provide a valuation allowances for deferred tax assets. As a result, our net income for the third quarter of 2005 and net loss for the third quarter of 2004 were not reduced by any tax expense (benefit).

CONTINENTAL AIRLINES, INC. AND SUBSIDIARIES

FINANCIAL SUMMARY

(In millions, except per share data) (Unaudited)
	Nine Months Ended September 30,		% Increase/ (Decrease)
	2005	2004
Operating Revenue:
Passenger (excluding fees and taxes of $884 and $787)	$7,647	$6,837	11.8%
Cargo, mail and other	716	625	14.6%
	8,363	7,462	12.1%
Operating Expenses:
Aircraft fuel and related taxes	1,729	1,134	52.5%
Wages, salaries and related costs	2,009	2,102	(4.4)%
ExpressJet capacity purchase, net	1,140	992	14.9%
Aircraft rentals	689	666	3.5%
Landing fees and other rentals	535	494	8.3%
Distribution costs	445	416	7.0%
Maintenance, materials and repairs	334	321	4.0%
Depreciation and amortization	293	313	(6.4)%
Passenger services	252	229	10.0%
Special charges (a)	46	107	NM
Other	836	763	9.6%
	8,308	7,537	10.2%

Operating Income (Loss)	55	(75)	NM

Nonoperating Income (Expense):
Interest expense	(304)	(292)	4.1%
Interest capitalized	9	11	(18.2)%
Interest income	47	19	147.4%
Income from affiliates	67	83	(19.3)%
Gain on disposition of ExpressJet Holdings shares	98	-	NM
Other, net	3	13	(76.9)%
	(80)	(166)	(51.8)%

Income (Loss) before Income Taxes	(25)	(241)	(89.6)%
Income Tax Benefit (Expense) (b)	-	40	NM

Net Loss	$ (25)	$(201)	(87.6)%

Loss per Share:
Basic	$(0.37)	$(3.05)	(87.9)%
Diluted	$(0.38)	$(3.09)	(87.7)%

Shares used for Basic and Diluted Computation	66.8	66.1	1.1%

  In the first nine months of 2005, the Company recorded special charges of $46 million which consisted of a curtailment charge of $43 million related to the freezing of the portion of our defined benefit pension plan attributable to pilots, an $18 million settlement charge related to lump-sum distributions from the frozen pilot defined pension plan, and a $15 million reversal of previously recorded expense related to permanently grounded aircraft. In the first nine months of 2004, the Company recorded special charges of $107 million primarily related to the retirement of twelve leased MD-80 aircraft and the termination of a services agreement.

  During the first quarter of 2004, due to continued losses, the Company was required to provide a valuation allowance for deferred tax assets. As a result, our net losses for the nine months ended September 30, 2005 and the majority of the nine months ended September 30, 2004 were not reduced by any tax benefit.

CONTINENTAL AIRLINES, INC. AND SUBSIDIARIES

STATISTICS
	Three Months Ended September 30,		% Increase/
	2005	2004	(Decrease)

Mainline Statistics:
Passengers (thousands)	11,642	11,182	4.1%
Revenue passenger miles (millions)	19,378	17,923	8.1%
Available seat miles (millions)	23,721	21,979	7.9%
Cargo ton miles (millions)	246	250	(1.6)%

Passenger load factor:
Mainline	81.7%	81.5%	0.2 pts.
Domestic	83.5%	81.3%	2.2 pts.
International	79.8%	81.8%	(2.0) pts.

Passenger revenue per available seat mile (cents)	9.56	9.05	5.6%
Total revenue per available seat mile (cents)	10.63	10.00	6.3%
Average yield per revenue passenger mile (cents)	11.70	11.09	5.5%

Cost per available seat mile (cents) (a)	9.93	9.64	3.0%
Special charges per available seat mile (cents)	0.02	0.10	NM
Cost per available seat mile, holding fuel rate constant (cents) (a)	8.89	9.64	(7.8)%

Average price per gallon of fuel, including fuel taxes (cents)	187.99	119.85	56.9%
Fuel gallons consumed (millions)	364	345	5.5%

Actual aircraft in fleet at end of period	350	352	(0.6)%
Average length of aircraft flight (miles)	1,434	1,358	5.6%
Average daily utilization of each aircraft (hours)	10:58	10:05	8.8%

Regional Operations:
Passengers (thousands)	4,263	3,680	15.8%
Revenue passenger miles (millions)	2,384	1,999	19.3%
Available seat miles (millions)	3,112	2,695	15.5%
Passenger load factor	76.6%	74.2%	2.4 pts.
Passenger revenue per available seat mile (cents)	15.79	15.01	5.2%
Average yield per revenue passenger mile (cents)	20.61	20.24	1.8%
Actual aircraft in fleet at end of period	261	240	8.8%

Consolidated Statistics (Mainline and Regional):
Passengers (thousands)	15,905	14,862	7.0%
Revenue passenger miles (millions)	21,762	19,922	9.2%
Available seat miles (millions)	26,833	24,674	8.8%
Passenger load factor	81.1%	80.7%	0.4 pts.
Passenger revenue per available seat mile (cents)	10.28	9.70	6.0%
Average yield per revenue passenger mile (cents)	12.68	12.01	5.6%

  Includes impact of special charges.

CONTINENTAL AIRLINES, INC. AND SUBSIDIARIES

STATISTICS
	Nine Months Ended September 30,		% Increase/
	2005	2004	(Decrease)

Mainline Statistics:
Passengers (thousands)	33,706	32,119	4.9%
Revenue passenger miles (millions)	53,583	49,466	8.3%
Available seat miles (millions)	67,022	63,796	5.1%
Cargo ton miles (millions)	743	748	(0.7)%

Passenger load factor:
Mainline	79.9%	77.5%	2.4 pts.
Domestic	81.4%	77.3%	4.1 pts.
International	78.2%	77.9%	0.3 pts.

Passenger revenue per available seat mile (cents)	9.37	8.88	5.5%
Total revenue per available seat mile (cents)	10.48	9.86	6.3%
Average yield per revenue passenger mile (cents)	11.72	11.45	2.4%

Cost per available seat mile (cents) (a)	10.13	9.73	4.1%
Special charges per available seat mile (cents)	0.07	0.17	NM
Cost per available seat mile, holding fuel rate constant (cents) (a)	9.28	9.73	(4.6)%

Average price per gallon of fuel, including fuel taxes (cents)	167.58	112.64	48.8%
Fuel gallons consumed (millions)	1,032	1,007	2.5%

Actual aircraft in fleet at end of period	350	352	(0.6)%
Average length of aircraft flight (miles)	1,387	1,326	4.6%
Average daily utilization of each aircraft (hours)	10:35	9:58	6.2%

Regional Operations:
Passengers (thousands)	11,862	10,110	17.3%
Revenue passenger miles (millions)	6,582	5,447	20.8%
Available seat miles (millions)	8,878	7,697	15.3%
Passenger load factor	74.1%	70.8%	3.3 pts.
Passenger revenue per available seat mile (cents)	15.42	15.22	1.3%
Average yield per revenue passenger mile (cents)	20.80	21.50	(3.3)%
Actual aircraft in fleet at end of period	261	240	8.8%

Consolidated Statistics (Mainline and Regional):
Passengers (thousands)	45,568	42,229	7.9%
Revenue passenger miles (millions)	60,165	54,913	9.6%
Available seat miles (millions)	75,900	71,493	6.2%
Passenger load factor	79.3%	76.8%	2.5 pts.
Passenger revenue per available seat mile (cents)	10.08	9.56	5.4%
Average yield per revenue passenger mile (cents)	12.71	12.45	2.1%

  Includes impact of special charges.

CONTINENTAL AIRLINES, INC. AND SUBSIDIARIES

NON-GAAP FINANCIAL MEASURES

Earnings per Share	Three Months Ended September 30, 2005

Diluted earnings per share	$0.80

Adjustment for special charges	0.03

Diluted earnings per share, excluding special charges (a)	$0.83

Net Income (in millions)	Three Months Ended September 30, 2005

Net income	$61

Adjustment for special charges	3

Net income excluding special charges (a)	$ 64

	Three Months Ended September 30,		% Increase/
CASM Mainline Operations (cents)	2005	2004	(Decrease)

Cost per available seat mile (CASM)	9.93	9.64	3.0%

Less: Current year fuel cost per available seat mile (b)	(2.88)	-	NM
Add: Current year fuel cost at prior year fuel price per available seat mile (b)	1.84	-	NM

CASM holding fuel rate constant (a)	8.89	9.64	(7.8)%

Adjustments for special charges	(0.02)	(0.10)	NM

CASM holding fuel rate constant and excluding special charges (a)	8.87	9.54	(7.0)%

Nine Months Ended September 30,			% Increase/
2005		2004	(Decrease)

Cost per available seat mile (CASM)	10.13	9.73	4.1%

Less: Current year fuel cost per available seat mile (b)	(2.58)	-	NM
Add: Current year fuel cost at prior year fuel price per available seat mile (b)	1.73	-	NM

CASM holding fuel rate constant (a)	9.28	9.73	(4.6)%

  By excluding special charges or adjusting for fuel price increases, these financial measures provide management and investors the ability to measure and monitor Continental's performance on a consistent basis.
  Both the cost and availability of fuel are subject to many economic and political factors and are therefore beyond our control.

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